Exhibit 99.1

Tronox Reports Second Quarter 2023 Financial Results

Achieved Adjusted EBITDA at the high end of the guided range

Generated free cash flow above expectations

STAMFORD, Conn., July 26, 2023/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending June 30, 2023, as follows:

Second Quarter 2023 Financial Highlights:

•	Produced revenue of $794 million, a 12% increase compared to the prior quarter, or a 16% decrease compared to the prior year

•
Generated income from operations of $84 million, and a net loss of $269 million, inclusive of a valuation allowance of $293 million established against the deferred tax assets within our Australia jurisdiction; adjusted net income was $24 million (non-GAAP)

•	GAAP diluted EPS was $(1.72); achieved adjusted diluted EPS of $0.16 (non-GAAP)

•	Delivered Adjusted EBITDA of $168 million, at the high end of the guided range, and an Adjusted EBITDA margin of 21.2%

•	Invested $55 million in capital expenditures in the quarter

•	Generated $81 million in free cash flow in the quarter

Q3 2023 Outlook:

•	TiO2 volumes expected to be relatively flat to Q2 2023 levels

•	Zircon volumes expected to decline by 15 to 20 thousand tons versus Q2 2023

•	Adjusted EBITDA expected to be $115-135 million

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This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.
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Note: For the Company's guidance with respect to third quarter 2023 non-GAAP measures, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

Summary of Select Financial Results for the Quarter Ending June 30, 2023

($M unless otherwise noted)	Q2 2023	Q2 2022	Y-o-Y %∆	Q1 2023	Q-o-Q %∆
Revenue	$794	$945	(16)%	$708	12%
TiO2	$611	$769	(21)%	$560	9%
Zircon	$95	$111	(14)%	$72	32%
Other products	$88	$65	35%	$76	16%
Income from operations	$84	$190	(56)%	$62	35%
Net (Loss) Income	$(269)	$375	(172)%	$25	n/m
Net (Loss) Income attributable to Tronox	$(269)	$375	(172)%	$23	n/m
GAAP diluted (loss) earnings per share	$(1.72)	$2.37	(173)%	$0.15	n/m
Adjusted diluted earnings per share	$0.16	$0.84	(81)%	$0.15	7%
Adjusted EBITDA	$168	$275	(39)%	$146	15%
Adjusted EBITDA Margin %	21.2%	29.1%	(790) bps	20.6%	60 bps
Free cash flow	$81	$(67)	n/m	$(172)	n/m
	Y-o-Y %∆			Q-o-Q %∆
	Volume	Price	FX	Volume	Price	FX
TiO2	(22)%	1%	1%	9%	(1)%	1%
Zircon	(21)%	7%	—%	33%	(1)%	—%

Co-CEOs' Remarks and Outlook

“Our solid second quarter performance was a result of continued market recovery from the first quarter and our ongoing discipline around costs,” commented Jean-François Turgeon, co-chief executive officer. “The Company achieved an Adjusted EBITDA of $168 million, at the high end of our previously guided range of $160 to $170 million and an Adjusted EBITDA margin of 21.2%, above our expectations. We continue to deliver against our commercial strategy and realize relatively stable pricing trends despite volumes remaining well below seasonally normal levels - a reflection of Tronox’s differentiated offering. Tronox’s results continue to demonstrate the strength and advantage of vertical integration. These results would not be possible without the hard work and dedication of our global employees, and we thank the team for their commitment to Tronox.”

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Mr. Turgeon added, “We are continuing to run our operating sites at reduced rates as a result of lower demand levels in order to manage inventory and cash. We generated $81 million in free cash flow, greater than previously anticipated, as a result of the team’s proactive approach to aligning the business with current market conditions. We remain very focused on managing working capital. We will continue to balance the medium- and long-term strategic needs of the business to position Tronox for future success while ensuring we are taking the right decisions to manage what is within our control in the short term against the current macroeconomic landscape.”

John D. Romano, co-chief executive officer, commented, “Looking ahead, we expect pigment volumes to be relatively flat to the second quarter, as we expect demand to remain higher than the trough levels seen in Q4 2022. Our commercial strategy and differentiated offering have enabled more stable pricing trends than during previous years of demand decline. On zircon, we expect a more challenging second half of 2023 than previously anticipated, driven by continued weak market dynamics in China. At this time, based on our current market outlook, we expect zircon volumes for the third quarter to decline by 15 to 20 thousand tons from second quarter 2023 levels. As a result of these market dynamics, we anticipate Adjusted EBITDA for the third quarter 2023 to be $115-135 million. This range includes $35 million of impacts to EBITDA resulting from adjusting the production rates of both our pigment and mining sites to better align with the latest market demand levels and manage working capital and free cash flow."

Mr. Romano concluded, "We strongly believe in our strategy of being vertically integrated and the value that it provides to our customers. As a result of our unique portfolio, we are currently evaluating a range of options to leverage our expertise to further unlock the value of the rare earths generated from our operations. Our differentiated, integrated position sets us apart as a global leader in sustainable mining and upgrading solutions."

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Second Quarter 2023 Results
(Comparisons are to prior year (Q2 2023 vs. Q2 2022) unless otherwise noted)

The Company recorded second quarter revenue of $794 million, a decrease of 16%, primarily driven by lower sales volumes of TiO2 and zircon and lower pig iron prices, partially offset by higher TiO2 and zircon average selling prices and higher pig iron volumes.

Revenue from TiO2 sales was $611 million, a decline of 21% driven by a 22% decline in volumes, partially offset by a 1% increase in average selling prices and a 1% favorable exchange rate impact. Sequentially, TiO2 sales increased 9%, driven by a 9% increase in sales volumes, with a 1% decline in average selling prices offset by a 1% favorable exchange rate impact.

Zircon revenue decreased 14% to $95 million driven by a 21% decline in volumes, partially offset by a 7% increase in average selling prices. Sequentially, zircon revenue increased 32%, driven by a 33% increase in volumes partially offset by a 1% decrease in average selling prices.

Revenue from other products was $88 million, an increase of 35% year-over-year, primarily due to both higher pig iron sales volumes and higher revenue from rare earths elements, partially offset by lower average selling prices of pig iron. Rare earths elements sales increased 87% year-over-year.

Net loss attributable to Tronox in the quarter of $269 million, or $1.72 per diluted share, compared to net income attributable to Tronox of $375 million, or $2.37 per diluted share in the year-ago period. Excluding a non-recurring adjustment of a valuation allowance in Australia relating to deferred tax assets totaling $293 million, adjusted net income attributable to Tronox (non-GAAP) was $24 million, or $0.16 per diluted share.

Adjusted EBITDA of $168 million represented a 39% decrease compared to the second quarter 2022, driven by unfavorable fixed cost absorption due to lower production rates, lower sales volumes and lower pig iron pricing, partially offset by favorable exchange rate tailwinds and lower freight costs. Adjusted EBITDA margin was 21.2% for the quarter.

Sequentially, Adjusted EBITDA increased 15% due to higher product sales volumes and favorable exchange rate tailwinds, partially offset by lower average selling prices and higher freight costs associated with higher volumes.

The Company's selling, general and administrative expenses were unchanged at $73 million for the quarter compared to the year-ago quarter. Tronox's net interest expense in the quarter was $35 million. Depreciation, depletion and amortization expense was $68 million.

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Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $2.7 billion of total debt and a net leverage ratio of 3.8x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $447 million, including $167 million in cash and cash equivalents and $280 million available under our revolving credit agreements. There are no significant debt maturities until 2028 and no financial covenants on the Company's term loans or bonds.

Free cash flow for the quarter was $81 million. Capital expenditures were $55 million. The Company returned $50 million to shareholders in the form of dividends in the quarter, which included payments for both first and second quarter declared dividends.

Sustainability
The Company released its 2022 Sustainability Report in May, detailing the significant steps taken over the last year to advance its leadership role in sustainability and protecting the environment. Key initiatives that Tronox took in 2022 included: reinforcing Scope 1 and 2 carbon intensity reduction targets of 35% by 2025 and 50% by 2030 against a 2019 baseline; creating regional decarbonization roadmaps that will be integral to meeting the Company's net zero by 2050 goal; setting Scope 3 emissions targets to decrease emissions intensity by 9% by 2025 and 16% by 2030 against a 2021 baseline; and recommitting to reducing waste to external landfills by 10% on an absolute basis from the 2019 baseline, keeping on course to meet the 2025 and 2030 reduction targets of 15% and 25%, respectively. Please visit our website and download our 2022 Sustainability Report to learn more about these initiatives and more underway at Tronox.

Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, July 27, 2023, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1 (888) 259-6580
International: +44 8006522 435

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Conference Call Presentation Slides will be used during the conference call and made available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on July 27, 2023, by
11:00 a.m. ET, until August 2, 2023, 11:59 p.m. ET.

Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
United States: +1 (888) 664-6368
International: +44 20 3870 9958
Replay Access Code: 238809 #

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals, including the rare earth-bearing mineral, monazite. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

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Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, anticipated costs, benefits and timing of project newTRON and Atlas Campaspe, the Company's anticipated capital allocation strategy including future capital expenditures, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing Russia and Ukraine conflict and any expansion of such conflict; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

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Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther

+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$794	$945	$1,502	$1,910
Cost of goods sold	637	682	1,212	1,415
Gross profit	157	263	290	495
Selling, general and administrative expenses	73	73	144	151
Venator settlement	—	—	—	85
Income from operations	84	190	146	259
Interest expense	(38)	(28)	(71)	(60)
Interest income	3	2	6	4
Loss on extinguishment of debt	—	(20)	—	(21)
Other income, net	4	8	6	4
Income before income taxes	53	152	87	186
Income tax (provision) benefit	(322)	223	(331)	205
Net (loss) income	(269)	375	(244)	391
Net income attributable to noncontrolling interest	—	—	2	—
Net (loss) income attributable to Tronox Holdings plc	$(269)	$375	$(246)	$391

(Loss) Earnings per share:
Basic	$(1.72)	$2.40	$(1.58)	$2.52
Diluted	$(1.72)	$2.37	$(1.58)	$2.46

Weighted average shares outstanding, basic (in thousands)	156,780	155,867	155,986	155,252
Weighted average shares outstanding, diluted (in thousands)	156,780	158,448	155,986	158,996

Other Operating Data:
Capital expenditures	55	99	148	202
Depreciation, depletion and amortization expense	68	67	139	135

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net (loss) income attributable to Tronox Holdings plc (U.S. GAAP)	$(269)	$375	$(246)	$391

Venator settlement (a)	—	—	—	85
Loss on extinguishment of debt (b)	—	20	—	21
Income tax expense - deferred tax assets (c)	—	(1)	—	(8)
Tax valuation allowance (d)	293	(262)	293	(262)
Other (e)	—	2	1	3
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$24	$134	$48	$230

Diluted (loss) net income per share (U.S. GAAP)	$(1.72)	$2.37	$(1.58)	$2.46

Venator settlement, per share	—	—	—	0.53
Loss on extinguishment of debt, per share	—	0.13	—	0.13
Income tax expense - deferred tax assets, per share	—	(0.01)	—	(0.05)
Tax valuation allowance, per share	1.87	(1.65)	1.87	(1.65)
Other, per share	—	0.01	0.01	0.02
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$0.16	$0.84	$0.31	$1.44

Weighted average shares outstanding, diluted (in thousands)	157,159	158,448	157,059	158,996

(1) No income tax impacts have been given to any item as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(a) Represents the breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the Consolidated Statements of Operations.
(b) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022.
(c) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in a foreign tax jurisdiction.
(d) Represents changes within the Company's Australian deferred tax assets' valuation allowance.
(e) Represents other activity not representative of the ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$167	$164
Accounts receivable (net of allowance for credit losses of $4 million and $4 million as of June 30, 2023 and December 31, 2022, respectively)	372	377
Inventories, net	1,400	1,278
Prepaid and other assets	145	135
Income taxes receivable	—	6
Total current assets	2,084	1,960

Noncurrent Assets
Property, plant and equipment, net	1,790	1,830
Mineral leaseholds, net	662	701
Intangible assets, net	246	250
Lease right of use assets, net	136	136
Deferred tax assets	929	1,233
Other long-term assets	208	196
Total assets	$6,055	$6,306

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$437	$486
Accrued liabilities	244	252
Short-term lease liabilities	23	20
Short-term debt	203	50
Long-term debt due within one year	23	24
Income taxes payable	10	18
Total current liabilities	940	850

Noncurrent Liabilities
Long-term debt, net	2,450	2,464
Pension and postretirement healthcare benefits	91	89
Asset retirement obligations	153	153
Environmental liabilities	49	51
Long-term lease liabilities	108	110
Deferred tax liabilities	142	153
Other long-term liabilities	36	33
Total liabilities	3,969	3,903

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 156,786,791 shares issued and outstanding at June 30, 2023 and 154,496,923 shares issued and outstanding at December 31, 2022	2	2
Capital in excess of par value	2,054	2,043
Retained earnings	794	1,080
Accumulated other comprehensive loss	(809)	(768)
Total Tronox Holdings plc shareholders’ equity	2,041	2,357
Noncontrolling interest	45	46
Total equity	2,086	2,403
Total liabilities and equity	$6,055	$6,306

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(244)	$391
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	139	135
Deferred income taxes	310	(240)
Share-based compensation expense	11	14
Amortization of deferred debt issuance costs and discount on debt	4	4
Loss on extinguishment of debt	-	21
Other non-cash items affecting net (loss) income	26	22
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(1)	(21)
Increase in inventories, net	(131)	(80)
Decrease (increase) in prepaid and other assets	9	(3)
(Decrease) increase in accounts payable and accrued liabilities	(43)	8
Net changes in income tax payables and receivables	(4)	2
Changes in other non-current assets and liabilities	(19)	(32)
Cash provided by operating activities	57	221

Cash Flows from Investing Activities:
Capital expenditures	(148)	(202)
Proceeds from sale of assets	3	1
Cash used in investing activities	(145)	(201)

Cash Flows from Financing Activities:
Repayments of short-term debt	(50)	(15)
Repayments of long-term debt	(9)	(507)
Proceeds from long-term debt	-	396
Proceeds from short-term debt	201	87
Repurchase of common stock	-	(41)
Call premiums paid	-	(18)
Debt issuance costs	-	(4)
Dividends paid	(50)	(41)
Cash provided by (used in) financing activities	92	(143)

Effects of exchange rate changes on cash and cash equivalents	(1)	5

Net increase (decrease) in cash and cash equivalents	3	(118)
Cash and cash equivalents at beginning of period	164	232
Cash and cash equivalents at end of period	$167	$114

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net (loss) income (U.S. GAAP)	$(269)	$375	$(244)	$391
Interest expense	38	28	71	60
Interest income	(3)	(2)	(6)	(4)
Income tax provision (benefit)	322	(223)	331	(205)
Depreciation, depletion and amortization expense	68	67	139	135
EBITDA (non-U.S. GAAP)	156	245	291	377
Share-based compensation (a)	5	7	11	14
Venator settlement (b)	—	—	—	85
Loss on extinguishment of debt (c)	—	20	—	21
Foreign currency remeasurement (d)	(5)	(4)	(6)	4
Other items (e)	12	7	18	14
Adjusted EBITDA (non-U.S. GAAP)	$168	$275	$314	$515

(a) Represents non-cash share-based compensation.
(b) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Operations.
(c) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income, net” in the unaudited Condensed Consolidated Statements of Operations.
(e) Includes noncash pension and postretirement costs, asset retirement obligation remeasurements, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income, net” in the unaudited Condensed Consolidated Statements of Operations.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three and six months ended June 30, 2023:

	Six Months Ended June 30, 2023	Three Months Ended March 31, 2023	Three Months Ended June 30, 2023
Cash provided by operating activities	$57	$(79)	$136
Capital expenditures	(148)	(93)	(55)
Free cash flow (non-U.S. GAAP)	$(91)	$(172)	$81

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